UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 28, 2012

Acacia Automotive, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Texas	1-14088	75-2095676
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3512 E. Silver Springs Blvd - #243, Ocala, FL  34470
(Address of Principal Executive Offices)

(352) 502-4333
(Registrant’s Telephone Number, Including Area Code)

                                                N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On February 28, 2012, Acacia Automotive, Inc. (the “Company”) and its Chief Executive Officer, Mr. Steven L. Sample (“Mr. Sample”) entered into a global Settlement and Release Agreement (the “Agreement”) concluding its litigation with Mr. Tony Moorby (“Mr. Moorby”) and Mr. David Bynum (“Mr. Bynum”).

Legal and equitable claims were asserted by the Company and Mr. Sample against Mr. Moorby and Mr. Bynum in the United States District Court for the Southern District of Ohio, Case No. 2:10-cv-995.  Similarly, claims were asserted by Mr. Moorby and Mr. Bynum against the Company and Mr. Sample in that action.

All claims by the Company, Mr. Sample, Mr. Moorby, and Mr. Bynum have been dismissed by agreement of the respective parties, and all parties have released the others from any known or unknown causes of action.  The Company and Messrs. Bynum and Moorby acknowledge that neither the Company nor Mr. Sample were found by the Court to have committed any misdeeds and that neither Mr. Moorby nor Mr. Bynum were found by the Court to have breached their fiduciary duties to the Company.

The Settlement does not constitute an admission by the Company, Mr. Sample, Mr. Moorby, or Mr. Bynum of any liability or violation of law.

The parties agreed to a mutual non-disparagement agreement and release from any liabilities or future litigations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 6, 2012

Acacia Automotive, Inc.

/s/ Steven L. Sample
Steven L. Sample, Chief Executive Officer